UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 1, 2020

HAWAIIAN HOLDINGS INC

(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, G-350

Honolulu, HI 96819

(Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2020, Hawaiian Holdings, Inc. (the “Company”) entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC, as the Company’s sales agents (the “Managers”), pursuant to which the Company may offer and sell from time to time through the Managers up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), in such share amounts as the Company may specify by notice to the Managers, in accordance with the terms and conditions set forth in the Equity Distribution Agreement.

Sales, if any, of the Shares pursuant to the Equity Distribution Agreement may be made in negotiated transactions or transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Stock Market, or sales made to or through a market maker other than on an exchange. Under the Equity Distribution Agreement, the Company will set the parameters for the sale of the Shares, including the number of the Shares to be issued, the time period during which sales are requested to be made, limitation on the number of the Shares that may be sold in any one trading day and any minimum price below which sales may not be made. The Company is not obligated to sell any of the Shares under the Equity Distribution Agreement.

The Shares will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-242409) which was automatically effective upon filing with the Securities and Exchange Commission the (“SEC”) on August 7, 2020. The Company filed a prospectus supplement, dated December 1, 2020, with the SEC in connection with the offer and sale of the Shares.

The Equity Distribution Agreement may be terminated by the Company upon written notice to the Managers for any reason or by the Managers upon written notice to the Company for any reason or at any time.

The Equity Distribution Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Equity Distribution Agreement, the Company has agreed to indemnify the Managers against certain liabilities.

The Company intends to use the net proceeds from the sale, if any, of the Shares for general corporate purposes. The Company does not have agreements or commitments for any specific acquisitions or strategic transactions at this time.

The above summary of the Equity Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Equity Distribution Agreement, a copy which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to the Shares being offered pursuant to the Equity Distribution Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

Recent Developments

Impact of COVID-19

Due to the rapid and unprecedented spread of COVID-19, what began with our suspension of service to South Korea and Japan in late February accelerated in March when governments instituted requirements of self-isolation or quarantine for incoming travel. This was followed by the announcement in late March and early April 2020 of a 14-day mandatory quarantine for all travelers to, from and within the State of Hawai‘i. These restrictions, combined with the ongoing spread and impact of the COVID-19 pandemic globally, have continued to significantly suppress customer demand, which remains at historically low levels.

Despite the evolution of travel restrictions in recent months in the United States, restrictions for travel to and within the State of Hawai‘i as well as travel to and from various international locations, including those in our network, remain in effect. In September 2020, the Governor of the State of Hawai‘i announced that a program allowing travelers coming to Hawai‘i from the mainland U.S. to bypass the quarantine requirement with proof of a negative COVID-19 test from a state-approved testing partner would begin on October 15, 2020. The State of Hawai‘i and counties within the state continue to evaluate and update testing requirements for travel to and within the state, including the required timing of testing results and the expansion of the pre-travel testing program to travelers from international locations, specifically travelers from Canada, Japan and Korea. Since the announcement and implementation of the pre-travel testing program, we have seen an increase in bookings and we have slowly begun rebuilding our North America, Neighbor Island and International flight schedules commensurate with anticipated increases in demand. For example, our North American scheduled capacity has increased from approximately 19% of 2019 capacity in September 2020 to approximately 62% in the period from December 20, 2020 through December 31, 2020. By the end of the fourth quarter, we anticipate reinstating service from all thirteen of our current mainland gateways, and from Tokyo (Narita and Haneda) and Osaka in Japan as well as Seoul, South Korea.

New bookings for travel from our mainland markets over the next four months (December to March) continue to occur at similar levels experienced since the implementation of the pre-travel testing program. We have seen, however, an increase in cancellations (disproportionately for November/December travel) attributable to recent changes in the pre-travel testing program implemented by the State of Hawai‘i, the recent resurgence of COVID-19 infections in the United States and internationally, Centers for Disease Control recommendations regarding holiday travel, implementation of restrictions and quarantines in some key origin points, and other factors affecting public sentiment. Additionally, while certain markets have reopened, others, particularly international markets, remain closed or continue to enforce extended quarantines. And in light of the recent spike in reported cases on the mainland U.S., the County of Kaua‘i recently suspended its participation in the statewide pre-travel testing program, meaning all travelers to Kaua‘i are once again subject to a 14-day self-quarantine. Neighbor Island bookings remain depressed, in line with trends previously disclosed, with the exception of travel to and from Kaua‘i for which bookings are more materially curtailed. There can be no assurance whether at some point other counties or the entire State of Hawai‘i may limit or suspend the pre-travel testing program should the prevalence of the COVID-19 pandemic worsen. As a result of these factors, our bookings and revenue continue to be volatile and may decrease from our existing or anticipated levels, which decrease could be material. We will continue to assess our routes and schedule in response to changes in demand, including related to the COVID-19 pandemic.

In response to the COVID-19 pandemic, we have implemented enhanced safety protocols focusing on our staff and guests, while at the same time working to mitigate the impact of the pandemic on our financial position and operations.

Guest and Employee Experience. We have enhanced cleaning procedures and revised guest-facing protocols in an effort to minimize the risk of transmission of COVID-19. These procedures are in line with current recommendations from leading public health authorities and include:

•	Performing enhanced aircraft cleaning between flights and during overnight parking, including recurring electrostatic spraying of all aircraft.

•	Frequent cleaning and disinfecting of counters and self-service check-in kiosks in our airports.

•	Ensuring hand sanitizers are readily available for guests at airports we serve.

•	Requiring guests and guest facing employees to wear a face mask or covering, with guests required to keep them on from check-in to deplaning (except when eating or drinking on board).

•	Modifying boarding and deplaning processes.

•	Limiting the capacity of available seats on all aircraft to approximately 70% of normalized capacity through (but not beyond) December 15th.

•	Modifying in-flight service to minimize close interactions between crew members and guests.

•	Eliminating change fees on all domestic and international flights in order to provide guests with travel flexibility across our network.

•	Launching a program to offer our guests pre-travel COVID-19 testing through mail-in kits and proprietary drive-through testing labs in select U.S. mainland gateways.

Capacity Impacts. In response to the reduced passenger demand as a result of the COVID-19 pandemic, we significantly reduced system capacity late in the first quarter of 2020 to a level that maintained essential services and have continued to make adjustments to better align capacity with expected passenger demand. For the month ended October 31, 2020, system capacity was reduced approximately 84.8% as compared to October 2019. We estimate system capacity for November 2020 was approximately 72% lower compared to November 2019. For the fourth quarter of 2020, we expect system capacity to decrease 71% - 74% compared to the prior year quarter.

Expense Management. In response to the reduction in revenue, we have implemented, and will continue to implement, cost savings and liquidity measures, including:

•	In 2020, we commenced various initiatives to reduce labor costs as follows:

•	In the first quarter of 2020, we instituted a temporary hiring freeze, except with respect to operationally critical and essential positions.

•	In the second quarter of 2020, we operationalized various temporary voluntary leave and vacation purchase programs to balance our workforce with our reduced levels of operations.

•

During the third quarter of 2020, we announced and completed the majority of our voluntary separation and temporary leave programs across each of our labor groups. Additionally, we completed the majority of our involuntary separations, most of which were effective October 1, 2020. Combined, separation and temporary leave programs resulted in an approximate 32% reduction of our total workforce.

•	Our officers reduced their base salaries between 10% and 50% through September 30, 2020, and our Board of Directors also reduced their compensation through September 30, 2020.

•

We reduced capital expenditures for 2020 and continue to vigorously evaluate non-essential, non-aircraft capital expenditures. During October 2020, capital expenditures were approximately $2.8 million.

•

On October 26, 2020, we amended our purchase agreement with Boeing to, among other things, change the delivery schedule of our 787-9 aircraft from 2021 through 2025 to 2022 through 2026, with the first delivery now scheduled in September 2022. Refer to Note 11 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q, filed on October 28, 2020, for additional discussion, including the impact of this amendment on our future financial commitments.

We may implement further discretionary changes and other cost reduction and liquidity preservation measures as needed to address the volatile and rapidly changing dynamics of passenger demand and changes in revenue, regulatory and public health directives and prevailing government policy and financial market conditions.

Cash Flow and Liquidity Management. Our cash, cash equivalents and short-term investments as of October 31, 2020 was $913.2 million as a result of various actions taken to increase liquidity and strengthen our financial position during 2020, including, but not limited to:

•

During the first quarter of 2020, we fully drew down our previously undrawn $235.0 million revolving credit facility. Refer to Note 9 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q filed on October 28, 2020, for additional discussion.

•	During the first quarter of 2020, we suspended our stock repurchase program and on April 22, 2020, we suspended dividend payments.

•

During the second and third quarters of 2020, we received $240.6 million in grants and $60.3 million in loans pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) Payroll Support Program.

•

During the third quarter 2020, we entered into a Loan and Guarantee Agreement (the “Loan Agreement”) with the U.S. Treasury pursuant to the Economic Relief Program under the CARES Act to provide for a secured term loan which permits us to borrow up to $420.0 million. As of September 30, 2020, we had borrowed $45.0 million under the Economic Relief Program. On October 23, 2020, we amended and restated our Loan Agreement with the U.S. Treasury to increase the maximum facility available to be borrowed by the Company to $622 million.

•

During the third quarter 2020, we completed $376.0 million in aircraft financings, including the issuance of enhanced equipment trust certificates and two sale and lease back transactions. See Note 2 and Note 9 in the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q filed on October 28, 2020, for more information on our financing activities during the three and nine months ended September 30, 2020.

We will continue to explore and pursue options to raise additional financing as opportunities arise.

We expect our cash burn for the fourth quarter of 2020 will be in line with or slightly more favorable than our previously disclosed forecast of $2.2 million per day. However, the continuation of this trend will be dependent on bookings in the remainder of the quarter, which continue to be volatile and may be negatively impacted by the aforementioned changes in the pre-travel testing program implemented by the State of Hawai‘i, the recent resurgence of COVID-19 infections in the United States and internationally, implementation of restrictions and quarantines in some key origin points, and other factors. Cash burn includes net sales, operating cash outflows, debt service, interest payments, capital expenditures, tax refunds, and severance payments.

Load Factor. Our October 2020 flown load factor was 35.6%. For November 2020, we estimate our flown load factor will be approximately 43 - 45%.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Equity Distribution Agreement, dated December 1, 2020, by and between Hawaiian Holdings, Inc., Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with the opinion filed as Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: December 1, 2020	By:	/s/ Shannon Okinaka
Shannon Okinaka
Executive Vice President, Chief Financial Officer and Treasurer